Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

September 11, 2013

VERIZON COMMUNICATIONS INC.

$2,250,000,000 Floating Rate Notes due 2016

$1,750,000,000 Floating Rate Notes due 2018

$4,250,000,000 2.50% Notes due 2016

$4,750,000,000 3.65% Notes due 2018

$4,000,000,000 4.50% Notes due 2020

$11,000,000,000 5.15% Notes due 2023

$6,000,000,000 6.40% Notes due 2033

$15,000,000,000 6.55% Notes due 2043

Issuer:	Verizon Communications Inc. (the “Company”)

Title of Securities:

Floating Rate Notes due 2016

Floating Rate Notes due 2018

2.50% Notes due 2016 (the “Fixed Rate Notes due 2016”)

3.65% Notes due 2018 (the “Fixed Rate Notes due 2018”)

4.50% Notes due 2020 (the “Fixed Rate Notes due 2020”)

5.15% Notes due 2023 (the “Fixed Rate Notes due 2023”)

6.40% Notes due 2033 (the “Fixed Rate Notes due 2033”)

6.55% Notes due 2043 (the “Fixed Rate Notes due 2043” and, collectively with the Floating Rate Notes due 2016, the Floating Rate Notes due 2018, the Fixed Rate Notes due 2016, the Fixed Rate Notes due 2018, the Fixed Rate Notes due 2020, the Fixed Rate Notes due 2023 and the Fixed Rate due 2033, the “Notes”)

Trade Date:	September 11, 2013

Settlement Date (T+5):	September 18, 2013

Under Rule l5c6-l under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the third business day before the settlement date will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next business day should consult their advisors

Maturity Date:	Floating Rate Notes due 2016: September 15, 2016
Floating Rate Notes due 2018: September 14, 2018
Fixed Rate Notes due 2016: September 15, 2016
Fixed Rate Notes due 2018: September 14, 2018
Fixed Rate Notes due 2020: September 15, 2020
Fixed Rate Notes due 2023: September 15, 2023
Fixed Rate Notes due 2033: September 15, 2033
Fixed Rate Notes due 2043: September 15, 2043

Aggregate Principal Amount Offered:	Floating Rate Notes Due 2016: $2,250,000,000

Floating Rate Notes Due 2018: $1,750,000,000
Fixed Rate Notes due 2016: $4,250,000,000
Fixed Rate Notes due 2018: $4,750,000,000
Fixed Rate Notes due 2020: $4,000,000,000
Fixed Rate Notes due 2023: $11,000,000,000
Fixed Rate Notes due 2033: $6,000,000,000
Fixed Rate Notes due 2043: $15,000,000,000

Price to Public (Issue Price):

Floating Rate Notes due 2016: 100.000% plus accrued interest, if any, from

                                                   September 18, 2013

Floating Rate Notes due 2018: 100.000% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2016:      99.923% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2018:      99.996% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2020:      99.870% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2023:      99.676% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2033:      99.900% plus accrued interest, if any, from

                                                   September 18, 2013

Fixed Rate Notes due 2043:      99.883% plus accrued interest, if any, from

                                                   September 18, 2013

Gross Spread:	Floating Rate Notes due 2016: 0.30%
Floating Rate Notes due 2018: 0.35%
Fixed Rate Notes due 2016: 0.30%
Fixed Rate Notes due 2018: 0.35%
Fixed Rate Notes due 2020: 0.40%
Fixed Rate Notes due 2023: 0.45%
Fixed Rate Notes due 2033: 0.75%
Fixed Rate Notes due 2043: 0.75%

Price to Verizon:	Floating Rate Notes due 2016: 99.700%
Floating Rate Notes due 2018: 99.650%
Fixed Rate Notes due 2016: 99.623%
Fixed Rate Notes due 2018: 99.646%
Fixed Rate Notes due 2020: 99.470%
Fixed Rate Notes due 2023: 99.226%
Fixed Rate Notes due 2033: 99.150%
Fixed Rate Notes due 2043: 99.133%

Interest Rate:	Floating Rate Notes due 2016: Three-month LIBOR plus 1.53%, to be reset quarterly as described in the Prospectus Supplement
Floating Rate Notes due 2018: Three-month LIBOR plus 1.75%, to be reset quarterly as described in the Prospectus Supplement
Fixed Rate Notes due 2016: 2.50% per annum
Fixed Rate Notes due 2018: 3.65% per annum
Fixed Rate Notes due 2020: 4.50% per annum
Fixed Rate Notes due 2023: 5.15% per annum
Fixed Rate Notes due 2033: 6.40% per annum
Fixed Rate Notes due 2043: 6.55% per annum

Interest Payment Dates:	Floating Rate Notes due 2016: Quarterly on each March 15, June 15, September 15, and December 15, commencing December 15, 2013
Floating Rate Notes due 2018: Quarterly on each March 14, June 14, September 14, and December 14, commencing December 14, 2013
Fixed Rate Notes due 2016: Semiannually on each March 15 and September 15, commencing March 15, 2014
Fixed Rate Notes due 2018: Semiannually on each March 14 and September 14, commencing March 14, 2014
Fixed Rate Notes due 2020: Semiannually on each March 15 and September 15, commencing March 15, 2014
Fixed Rate Notes due 2023: Semiannually on each March 15 and September 15, commencing March 15, 2014
Fixed Rate Notes due 2033: Semiannually on each March 15 and September 15, commencing March 15, 2014
Fixed Rate Notes due 2043: Semiannually on each March 15 and September 15, commencing March 15, 2014

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Floating Rate Notes due 2016: Not redeemable prior to maturity, except as described below

Floating Rate Notes due 2018: Not redeemable prior to maturity, except as described below

Fixed Rate Notes due 2016: Make-whole call at the greater of 100% of the principal amount of the Fixed Rate Notes due 2016 being redeemed or the discounted present value at Treasury Rate plus 30 basis points plus accrued and unpaid interest

Fixed Rate Notes due 2018: Make-whole call at the greater of 100% of the principal amount of the Fixed Rate Notes due 2018 being redeemed or the discounted present value at Treasury Rate plus 35 basis points plus accrued and unpaid interest

Fixed Rate Notes due 2020: Make-whole call at the greater of 100% of the principal amount of the Fixed Rate Notes due 2020 being redeemed or the discounted present value at Treasury Rate plus 35 basis points plus accrued and unpaid interest

Fixed Rate Notes due 2023: Make-whole call at any time at the greater of 100% of the principal amount of the Fixed Rate Notes due 2023 being redeemed or the discounted present value at Treasury Rate plus 40 basis points plus accrued and unpaid interest

Fixed Rate Notes due 2033: Make-whole call at any time at the greater of 100% of the principal amount of the Fixed Rate Notes due 2033 being redeemed or the discounted present value at Treasury Rate plus 40 basis points plus accrued and unpaid interest

Fixed Rate Notes due 2043: Make-whole call at any time at the greater of 100% of the principal amount of the Fixed Rate Notes due 2043 being redeemed or the discounted present value at Treasury Rate plus 45 basis points plus accrued and unpaid interest

Special Mandatory Redemption:	Floating Rate Notes due 2016: In the event that the Acquisition (defined below) has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Floating Rate Notes due 2016, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement (defined below)

Floating Rate Notes due 2018: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Floating Rate Notes due 2018, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2016: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2016, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2018: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2018, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2020: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2020, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2023: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2023, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2033: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2033, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Fixed Rate Notes due 2043: In the event that the Acquisition has not occurred on or before September 2, 2014 or the Acquisition Agreement (defined below) is terminated on or at any time prior thereto, the Company must redeem at 101% of the aggregate principal amount of the Fixed Rate Notes due 2043, plus accrued and unpaid interest from September 18, 2013 up until the earlier of (i) October 2, 2014, if the Acquisition has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the Acquisition Agreement

Use of Proceeds:	On September 2, 2013, the Company entered into a stock purchase agreement (the “Acquisition Agreement”) with Vodafone Group Plc and Vodafone 4 Limited, pursuant to which the Company agreed to acquire Vodafone’s 45% indirect ownership interest in Cellco Partnership d/b/a/ Verizon Wireless for consideration totaling approximately $130 billion (the “Acquisition”)

The Company intends to use the net proceeds from the sale of the Notes, together with other indebtedness and available cash, to finance the Acquisition, including the payment of related fees and expenses

Acquisition Agreement:	On September 11, 2013, Vodafone consented under Section 5.9(c) of the Acquisition Agreement to the reduction of the aggregate amount of all unfunded commitments in respect of the Company’s financing for the Acquisition to an amount not less than $12 billion as a result of the issuance of the Notes offered hereby

Representatives:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC

Relationships with Purchasers:	On September 9, 2013, affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, RBS Securities Inc., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Santander Investment Securities Inc., each of which is acting as an underwriter for this offering, became lenders under the Credit Agreement (as defined in the Prospectus Supplement)

	Principal Amount of Floating Rate Notes due 2016	Principal Amount of Floating Rate Notes due 2018	Principal Amount of Fixed Rate Notes due 2016	Principal Amount of Fixed Rate Notes due 2018
Allocation:
Barclays Capital Inc.	$353,250,000	$274,750,000	$667,250,000	$745,750,000
J.P. Morgan Securities LLC	353,250,000	274,750,000	667,250,000	745,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	353,250,000	274,750,000	667,250,000	745,750,000
Morgan Stanley & Co. LLC	353,250,000	274,750,000	667,250,000	745,750,000
Citigroup Global Markets Inc.	108,000,000	84,000,000	204,000,000	228,000,000
Credit Suisse Securities (USA) LLC	108,000,000	84,000,000	204,000,000	228,000,000
Mitsubishi UFJ Securities (USA), Inc.	108,000,000	84,000,000	204,000,000	228,000,000
Mizuho Securities USA Inc.	108,000,000	84,000,000	204,000,000	228,000,000
RBC Capital Markets, LLC	108,000,000	84,000,000	204,000,000	228,000,000
RBS Securities Inc.	108,000,000	84,000,000	204,000,000	228,000,000
Wells Fargo Securities, LLC	108,000,000	84,000,000	204,000,000	228,000,000
Deutsche Bank Securities Inc.	40,500,000	31,500,000	76,500,000	85,500,000
Santander Investment Securities Inc.	40,500,000	31,500,000	76,500,000	85,500,000

	$2,250,000,000	$1,750,000,000	$4,250,000,000	$4,750,000,000

	Principal Amount of Fixed Rate Notes due 2020	Principal Amount of Fixed Rate Notes due 2023	Principal Amount of Fixed Rate Notes due 2033	Principal Amount of Fixed Rate Notes due 2043
Allocation:
Barclays Capital Inc.	$628,000,000	$1,727,000,000	$942,000,000	$2,355,000,000
J.P. Morgan Securities LLC	628,000,000	1,727,000,000	942,000,000	2,355,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	628,000,000	1,727,000,000	942,000,000	2,355,000,000
Morgan Stanley & Co. LLC	628,000,000	1,727,000,000	942,000,000	2,355,000,000
Citigroup Global Markets Inc.	192,000,000	528,000,000	288,000,000	720,000,000
Credit Suisse Securities (USA) LLC	192,000,000	528,000,000	288,000,000	720,000,000
Mitsubishi UFJ Securities (USA), Inc.	192,000,000	528,000,000	288,000,000	720,000,000
Mizuho Securities USA Inc.	192,000,000	528,000,000	288,000,000	720,000,000
RBC Capital Markets, LLC	192,000,000	528,000,000	288,000,000	720,000,000
RBS Securities Inc.	192,000,000	528,000,000	288,000,000	720,000,000
Wells Fargo Securities, LLC	192,000,000	528,000,000	288,000,000	720,000,000
Deutsche Bank Securities Inc.	72,000,000	198,000,000	108,000,000	270,000,000
Santander Investment Securities Inc.	72,000,000	198,000,000	108,000,000	270,000,000

	$4,000,000,000	$11,000,000,000	$6,000,000,000	$15,000,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated September 9, 2013; Prospectus dated September 3, 2013.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley& Co. LLC toll-free at 1-866-718-1649.

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